NEUBERGER BERMAN INCOME FUNDS
                                   TRUST CLASS
                             DISTRIBUTION AGREEMENT

                                   SCHEDULE A

         The Series currently subject to this Agreement are as follows:

         Neuberger Berman Institutional Cash Fund
         Neuberger Berman Limited Maturity Bond Fund


Dated: February 9, 2001